U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

                                 Alan W. Harvey
                                Reporting Person

                      2540 South Shore Boulevard, Suite 210
                              Houston, Texas 77573

                          Basic Natural Resources, Inc.
                                   Issuer Name

                                   ###-##-####
                   Social Security Number of Reporting Person

                                 December, 1996
                                 Month and Year

                     President, CEO, Director, and 10% Owner
                        Relationship of Reporting Person

                          Common Stock $.003 par value
                                Title of Security

                                December 23, 1996
                                Transaction Date

                              Transaction Code "P"

                               Securities Acquired
                               1,217,500 $3,652.50
                                  Amount Price

            1,217,500 Securities Owned at End of Issuer's Fiscal Year
                                Direct Ownership

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities) Does Not Apply.


/s/ Alan W. Harvey                   1/31/97
Reporting Person                    Date